As filed with the Securities and Exchange Commission on August 17, 2022

Registration No. 333-144737

Registration No. 333-177005

Registration No. 333-202537

Registration No. 333-202538

Registration No. 333-253890

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BLUEKNIGHT ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	20-8536826
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

6060 American Plaza, Suite 600

Tulsa, Oklahoma 74135

(918) 237-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Blueknight Energy Partners G.P., L.L.C. Long-Term Incentive Plan

(Full title of the plan)

Joel W. Kanvik

Chief Legal Officer and Secretary

6060 American Plaza, Suite 600

Tulsa, Oklahoma 74135

(918) 237-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Joshua Davidson

Jamie Yarbrough

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed by Blueknight Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), with the Securities and Exchange Commission:

•

Registration Statement No. 333-144737, filed on July 20, 2007, registering 1,250,000 common units representing limited partner interests (the “Common Units”) of the Partnership under the SemGroup Energy Partners G.P., L.L.C. Long-Term Incentive Plan;

•	Registration Statement No. 333-177005, filed on September 26, 2011, registering 1,350,000 Common Units of the Partnership under the Blueknight Energy Partners G.P., L.L.C. Long-Term Incentive Plan;

•	Registration Statement No. 333-202537, filed on March 5, 2015, registering 1,500,000 Common Units of the Partnership under the Blueknight Energy Partners G.P., L.L.C. Long-Term Incentive Plan;

•	Registration Statement No. 333-202538, filed on March 5, 2015, registering 1,000,000 Common Units of the Partnership under the Blueknight Energy Partners, L.P. Employee Unit Purchase Plan; and

•	Registration Statement No. 333-253890, filed on March 4, 2021, registering 4,000,000 Common Units of the Partnership under the Blueknight Energy Partners G.P., L.L.C. Long-Term Incentive Plan.

On April 21, 2022, Ergon Asphalt & Emulsions, Inc., a Mississippi corporation (“Parent”), Merle, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), the Partnership, and Blueknight Energy Partners G.P., L.L.C., a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub merged with and into the Partnership, with the Partnership surviving as a wholly owned subsidiary of Parent (the “Merger”). Under the terms of the Merger Agreement, at the effective time of the Merger, (i) each issued and outstanding Common Unit other than Common Units owned by Parent, the Partnership and their subsidiaries were converted into the right to receive $4.65 in cash without any interest thereon and (ii) each issued and outstanding Series A Preferred Unit of the Partnership (each, a “Preferred Unit”), other than Preferred Units owned by Parent, the Partnership and their subsidiaries were converted into the right to receive $8.75 in cash without any interest thereon.

The Merger became effective on August 17, 2022, upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”). In connection with the completion of the Merger, the Partnership has terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by the Partnership in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Partnership hereby removes from registration all of such securities of the Partnership registered but unsold under the Registration Statements as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on August 17, 2022.

BLUEKNIGHT ENERGY PARTNERS, L.P.

By:	Blueknight Energy Partners G.P., L.L.C.,
its general partner

By:	/s/ Matthew R. Lewis
Name: Matthew R. Lewis
Title: Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.